Exhibit 26 (c)	ii.	a.	Template Amendment for Insurance Product Distribution Agreement (Version 4/08)

Amendment to Selling Agreement (“Agreement”) with Massachusetts Mutual

Life Insurance Company, MML Bay State Life Insurance Company, C.M.

Life Insurance Company (individually, an “Insurance Company”, collectively,

the “Insurance Companies”) and if applicable, MML Distributors, LLC

(“Distributors”)

The selling agreement (“Agreement”) between your firm (“Distribution Entity”) and the Insurance Companies and if applicable, Distributors is hereby amended, effective DATE, as described more fully below. These changes supersede any related language in your current Agreement with the Insurance Companies and if applicable, Distributors. To the extent that your Agreements has the following provisions, your Agreement is amended as follows. To the extent that your Agreement does not have the following provisions, your Agreement is amended to add these provisions.

Limitations on Authority. The authority granted to Distribution Entity and its sales representatives by Insurance Companies and if applicable, Distributors is expressly limited to the states and jurisdictions where Distribution Entity and its sales representatives are properly licensed (and appointed, where applicable) to conduct business. Distribution Entity and its sales representatives are not authorized and are expressly forbidden on behalf of Insurance Companies to make, alter, modify, waive or change any of the terms, rates or conditions of any Insurance Company’s forms, Products, contracts or sales materials. Distribution Entity is not authorized to discharge any provision(s) of the Products, waive any forfeitures, grant, permit, or extend the time of making any payments, guarantee earnings, dividends or rates, incur indebtedness on behalf of Insurance Companies or Distributors, or enter into any proceeding in a court of law or before a regulatory agency in the name of or on behalf of an Insurance Company or Distributors. Distribution Entity and its sales representatives are not authorized and are expressly forbidden on behalf of Insurance Companies to estimate future dividends or policy performance except through the use of authorized projections or illustrations provided by Distributors or an Insurance Company. Illustrations provided by Distributors or an Insurance Company may be used to demonstrate the way a life insurance policy operates, including how a life insurance policy’s values may fluctuate.

Background Investigations of Sales Representatives. Distribution Entity will investigate all of its sales representatives relative to their business reputation and competency to sell the Products.

Distribution Entity will ensure that neither it nor any of its sales representatives or other personnel to be appointed by an Insurance Company are disqualified under the Violent Crime Control and Law Enforcement Act of 1994, or any other similar state or federal law or regulation, and will be fully responsible for any and all losses and expenses incurred by an Insurance Company or Distributors as a result of its failure to satisfy this obligation. Upon request by an Insurance Company or Distributors, Distribution Entity will furnish such records as are necessary to establish that they have investigated the background of such persons to ensure compliance with this requirement.

Delivery of Prospectuses and Supplements. Distribution Entity will, in compliance with applicable federal and state securities laws, distribute a current Prospectus and applicable supplement for the Securities Product and its underlying investment choices to each person to whom a Securities Product is offered or sold (the distribution of the Prospectus and applicable supplement is referred to as the “Initial Delivery”).

Distribution Entity must deliver or mail the supplement or the current Prospectus (whichever is applicable) for the Securities Product to the customer promptly following the receipt of the Insurance Company’s notification of the availability of a new Prospectus or supplement, as applicable, for the Securities Product (“Notification”). If the Distribution Entity completed the Initial Delivery to a customer who:

a.	was offered a Securities Product but did not yet apply to purchase such Securities Product from Insurance Company;

b.	applied for a Securities Product but has not yet been approved to purchase such Securities Product from Insurance Company; or

c.	was approved for a Securities Product but not yet part of the mailing list for an in-force contract owner who would receive the current Prospectus or supplement, and the Securities Product’s current Prospectus is supplemented or has expired since the Distribution Entity completed the Initial Delivery.

Suitability and Replacement. Distribution Entity will ensure that it and its sales representatives recommend the purchase or sale of the Products only if there are reasonable grounds to believe that such purchase is suitable for the applicant. With respect to the Securities Products, a registered principal of Distribution Entity will make and record all such determinations. Distribution Entity will ensure that neither they nor their sales representatives make any misrepresentation or incomplete comparison of insurance or annuities products for the purpose of inducing a current or potential owner to lapse, forfeit, surrender or borrow against a current contract for the purpose of purchasing a Product.

With respect to sales of annuity products (whether fixed or variable), Distribution Entity will establish a system to supervise sales of annuity products that complies with the requirements of the National Association of Insurance Commissioners’ Suitability in Annuity Transactions Model Regulation (the “Annuity Suitability Regulation”). Distribution Entity’s supervisory system will be designed to comply with the Annuity Suitability Regulation in each state that has adopted its requirements, taking into account any variations that may be implemented by the adopting states. For each annuity application subject to such requirements, Distribution Entity shall submit to the Insurance Company, upon request, a record containing the information used to assess the suitability of the applied-for annuity contract for the applicant, and Distribution Entity’s determination that the applied-for annuity contract is suitable for the applicant. The Insurance Company will provide the Distribution Entity with written instructions for submitting the required records to the Insurance Company. The Insurance Company reserves the right to examine Distribution Entity’s compliance with the requirements described in this paragraph. Such examination may include (but will not necessarily be limited to) requiring Distribution Entity to periodically certify compliance with the requirements of the Annuity Suitability

Regulation, or reviewing Distribution Entity’s supervisory system to determine whether Producer is performing the functions required by the Annuity Suitability Regulation and this amendment.

Payments by Customers. All money payable in connection with the Products, whether as premium or otherwise, and whether paid by or on behalf of the owner of any Product or anyone else having an interest in the Products, is the exclusive property of the appropriate Insurance Company and will be drawn payable to Massachusetts Mutual Life Insurance Company, MML Bay State Life Insurance Company, or C.M. Life Insurance Company, as appropriate. Distribution Entity is not authorized to collect or receive any premium or installment of premium except the initial premium on a Product. Initial premium payments must be promptly transmitted to the appropriate Insurance Company. Unless authorized in writing by the appropriate Insurance Company, Distribution Entity are not authorized to deduct commissions, service fees, allowances or any other offset for compensation claimed by Distribution Entity from initial premium payments. Distribution Entity are not authorized to accept any cash payments or deliver any cash payments to an Insurance Company in connection with the Products.

Delivery of Contracts and Policies. If an Insurance Company sends to Distribution Entity a contract or policy for delivery to the purchaser, then Distribution Entity will ensure that the contract or policy is promptly delivered to the purchaser no later than five business days after Distribution Entity’s receipt of the contract or policy, and Distribution Entity must maintain appropriate evidence of such delivery. Distribution Entity will forward delivery receipts to the Insurance Companies in accordance with the Insurance Companies’ procedures or guidelines.

Military Sales. Distribution Entity may not solicit or sell Products on a military base or installation. For the purposes of this Agreement, a military base or installation includes any state or federally owned, leased, or operated base, reservation, post, camp, building or other facility to which service members are assigned for duty, including barracks, transient housing or family quarters. Distribution Entity will, and will ensure that their sales representatives, comply with the Military Personnel Financial Services Act, the National Association of Insurance Commissioners Military Sales Practices Model Regulation and any other applicable federal, state or military law, regulation or directive concerning sales to military personnel and their dependents.

Anti-Money Laundering Compliance. Distribution Entity will be in compliance with, and will ensure that its sales representatives are aware of and in compliance, with Insurance Companies’ anti-money laundering program and policies and all applicable anti-money laundering laws, regulations, rules and government guidance, including reporting, recordkeeping and compliance requirements of the Bank Secrecy Act (“BSA”), as amended by the USA Patriot Act (the “Patriot Act”), its implementing regulations, and related Securities and Exchange Commission and self regulatory organization rules and regulations.

Distribution Entity will ensure that their sales representatives will report any suspicious or unusual activities, including but not limited to, anti-money laundering “red-flags”, as described in Insurance Companies’ anti-money laundering program and policies or in Distribution Entity’s anti-money laundering training or other materials, arising out of or in connection with the sale of the Products to Distribution Entity and Distribution Entity must report such suspicious or unusual activities identified by its sales representatives to Insurance Companies in accordance with Insurance Companies’ anti-money laundering program and policies.

Distribution Entity will be required to certify annually to Insurance Companies that its sales representatives have received and completed annual anti-money laundering training to include, but not be limited to: (i) what is money laundering and terrorist financing; (ii) an overview of the BSA and Patriot Act; (iii) customer identity verification requirements; (iv) identification and reporting of suspicious activity (“red flags”); (v) reporting receipt of cash and cash equivalents; (vi) transactions requiring extra due diligence such as correspondent bank accounts, private banking relationships, and accounts in jurisdictions identified as high risk; and (vii) covered products.

Compensation Conditions. Except as provided below, Compensation will be paid only on premiums paid to and retained by an Insurance Company on either applications that were submitted by Distribution Entity under its Agreement, or Products for which Distribution Entity has been designated the servicing agent by a Product purchaser and Insurance Companies unless such Compensation has been vested with another firm, in which case Compensation will be paid only on new premium deposits after such vesting period expires.

Distribution Entity’s rights to such Compensation will terminate if a Product owner requests in writing that someone other than Distribution Entity service his/her Product, or upon the termination of its Agreement.

The Insurance Companies may provide that Compensation will be paid to Distribution Entity after its Agreement has been terminated by specifying a vesting provision in the compensation schedule for a particular Product.

No Compensation will be due and payable for any surrendered, lapsed or canceled Products that are subsequently reinstated or rewritten through efforts of persons not affiliated with Distribution Entity.

Distribution Entity will comply with all applicable federal or state laws and regulations related to the disclosure of contingent or non-standard compensation.

Definition of Personal Information. As used in Use of Personal Information and Safeguarding of Personal Information below, “Personal Information” means personally identifiable information pertaining to customers or consumers of an Insurance Company generated by or disclosed to Distribution Entity in connection with Distribution Entity’s offer, sale and or servicing of Products. Personal information includes (i) personally identifiable financial information and any list, description or other grouping of customers (and publicly available information about them) that is derived using any personally identifiable financial information that is not publicly available and (ii) nonpublic personal medical information which includes any health information that identifies an individual who is the subject of the information; or with respect to which there is a reasonable basis to believe that the information could be used to identify an individual. Personal information includes, without limitation, any information (i) a customer or consumer provides to obtain a financial product or service, (ii) about a customer or consumer resulting from any transaction involving a financial product or service, or (iii) otherwise obtained about a customer or consumer in connection with providing a financial product or service.

Use of Personal Information. Distribution Entity must ensure that Personal Information is used only for the purposes for which it was disclosed. Distribution Entity must not disclose Personal Information to any person other than the applicable Insurance Company unless the disclosure of such information is:

a.	authorized in advance by the Insurance Company,

b.	authorized specifically on a case-by-case basis by the customer or prospective customer, or

c.	made pursuant to valid legal process. Insurance Companies agree to limit the use and disclosure of Personal Information they obtain pursuant to this Agreement in accordance with applicable privacy laws.

Safeguarding of Personal Information. Distribution Entity will establish reasonable safeguards to ensure the security, confidentiality and integrity of Personal Information, whether such information is maintained in written or electronic form. These safeguards must include, at a minimum, the implementation of policies and procedures as well as physical measures designed to prevent unauthorized access to Personal Information as well as its unauthorized collection, use, or disclosure. Distribution Entity will also be responsible for training its personnel on such policies and procedures. Insurance Companies agree to establish safeguards for Personal Information in accordance with applicable privacy laws.

Loss or Unauthorized Access to Personal Information. In the event Distribution Entity becomes aware of any Breach of Security of Personal Information (“Breach of Security”)Distribution Entity must immediately notify Insurance Companies. For purposes of this Agreement, Breach of Security means any actual, attempted, suspected, threatened, or reasonably foreseeable circumstance or circumstances that may compromise the security, confidentiality or integrity of Personal Information, including without limitation, any unauthorized access, acquisition, use, loss or theft of Personal Information.

Information Collected Independently. The provisions in Use of Personal Information and Safeguarding of Personal Information are not intended to restrict Distribution Entity’s practices with respect to information collected independently of Distribution Entity’s relationship with Insurance Companies.

Dispute Resolution Process. Each party to the Agreement shall attempt in good faith to resolve any dispute or claim arising out of or relating to this Agreement or breach thereof, promptly by negotiations between representatives of the parties at a mutually agreed upon time and place.

Mediation: If the matter has not been resolved within 30 days of the parties first meeting, or if the parties fail to meet within 30 days of the date the dispute arises, the parties shall attempt in good faith to resolve the dispute or claim by mediation, either through a mediator mutually agreed upon by the parties or through a mediation process administered by FINRA Dispute Resolution or any successor organization (“FINRA”), under its Mediation Code. Any party may initiate mediation by sending written notice to the parties or by filing a submission to mediation with FINRA. Any such mediation proceedings conducted by FINRA will be conducted at FINRA in New York, New York, unless the parties have mutually agreed to another location.

Arbitration Procedures: If the matter has not been resolved within 60 days of the initiation of the mediation process, or if any party fails to participate in the mediation, the controversy will be resolved by binding arbitration before FINRA or if FINRA lacks jurisdiction then the parties agree to arbitration before the American Arbitration Association (“AAA”). Any party may initiate arbitration by filing a Statement of Claim with FINRA. The arbitration will be conducted before a panel of three arbitrators (unless the parties agree in writing to some other number) in accordance with the applicable arbitration body’s practice. Except with respect to the interpretation and enforcement of these Arbitration Procedures (which will be governed by the Federal Arbitration Act), the arbitrator(s) will apply the laws of the state of New York (without giving effect to its choice of law principles). The arbitrator(s) will have no authority to award punitive, exemplary or other damages not based on a party’s actual damages (and the parties expressly waive their right to receive such damages). The arbitration will be conducted in New York, New York, unless the parties mutually agree to another location. Judgment on the arbitrator(s)’ award may be entered in any court have jurisdiction.

Any costs, fees or taxes involved in enforcing an award will be fully assessed against the party resisting enforcement.

The following will be applicable to protect the parties’ rights:

a.	All deadlines specified in this clause may be extended by mutual agreement.

b.	The procedures specified in this clause will be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Agreement; provided, however, that a party may seek a preliminary injunction or other preliminary judicial relief if in its judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action the parties will continue to participate in good faith in the procedures specified in this clause.

c.	All applicable statutes of limitations and defenses based upon the passage of time will be tolled while the procedures specified in this clause are pending. The parties will take such action, if any, required to effectuate such tolling.

d.	All negotiations pursuant to this clause are confidential and will be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence and/or state rules governing mediations.

e.	The parties will bear their own costs in both the mediation and the arbitration; however, the parties will share the fees and expenses of both the mediators and arbitrators equally.

Binding Agreement, Assignments. Binding Agreement, Assignments. The Agreement will be binding on and will inure to the benefit of the parties hereto and their respective heirs,

administrators, executors, estates, successors and assigns provided that no assignment of this Agreement shall be valid unless authorized in writing by each non-assigning party. Any assignment will be subject to the prior rights of the non-assigning party or parties and any applicable law, regulation and the Conduct Rules. The Agreement will supersede and replace all previous Agreements or Contracts between Insurance Companies and (if applicable) Distributors and Distribution Entity.

The following language has been added to the Agreement if Distribution Entity sells Long-Term Care products.

Insurance Company is a hybrid entity with its long-term care insurance business operations designated as the health care component subject to the Standards for Privacy of Individually Identifiable Health Information at 45 CFR parts 160 and part 164 (“Privacy Rule”) and the Security Standards for Electronic Protected Health Information, 45 CFR Parts 160, 162, and 164 (“the HIPAA Security Standards”). Distribution Entity will acquire certain individually identifiable health information during the completion of enrollment applications for long-term care insurance on behalf of Insurance Company. Insurance Company and Distribution Entity acknowledge that such individually identifiable health information is subject to the Privacy Rule and the HIPAA Security Standards.

Use or Disclosure of Protected Health Information - Distribution Entity agree not to use or disclose information including but not limited to information created or received by Distribution Entity from or on behalf of Insurance Company and as may be further defined in 45 CFR 164.501 (hereafter “Protected Health Information”), Protected Health Information, other than as permitted or required by the Agreement or as required by law.

Safeguards - Distribution Entity agree to use appropriate safeguards to prevent use or disclosure of the Protected Health Information other than as provided for by the Agreement.

Duty to Mitigate - Distribution Entity agree to mitigate, to the extent practicable, any harmful effect that is known to Distribution Entity of a use or disclosure of Protected Health Information by Distribution Entity in violation of the requirements of the Agreement.

Duty to Report Violations - Distribution Entity agree to report to Insurance Company any use or disclosure of the Protected Health Information not provided for by the Agreement of which it becomes aware.

Sales Representatives - Distribution Entity agree to ensure that any sales representative, including a subcontractor, to whom it provides Protected Health Information received from, or created or received by Distribution Entity on behalf of Insurance Company agrees to the same restrictions and conditions that apply through the Agreement to Distribution Entity with respect to such information.

Access to Secretary - Distribution Entity agree to make internal practices, books, and records, including policies and procedures and Protected Health Information, relating to the use and disclosure of Protected Health Information received from, or created or received by Distribution Entity on behalf of, Insurance Company available to the Secretary of Health and Human Services, for purposes of the Secretary determining Insurance Company’s compliance with the Privacy Rule.

Access to Individuals - Distribution Entity agree to provide individuals with access to their Protected Health Information, as held in a Designated Record Set as that term is defined in 45 CFR 164.501 by Distribution Entity, in order to meet the requirements under 45 CFR 164.524.

Amendment of Protected Health Information - Distribution Entity agree to make any amendment(s) to Protected Health Information it holds in a Designated Record Set, as directed by the Insurance Company pursuant to 45 CFR 164.526.

Accounting of Disclosures - Distribution Entity agree to document and provide a description of any disclosures of Protected Health Information and information related to such disclosures as would be required for Insurance Company to respond to a request by an Individual, as that term is defined in 45 CFR 164.501 (hereafter, “Individual”) for an accounting of disclosures of Protected Health Information in accordance with 45 CFR 164.528. Distribution Entity agree to provide such information to Insurance Company, or to an Individual at the direction of the Insurance Company, in order for Insurance Company to comply with the accounting requirements in 45 CFR 164.528.

Insurance Company’s Right to Restrict - Distribution Entity agrees to comply, upon communication by Insurance Company, with any restrictions to the use or disclosure of Protected Health Information that Insurance Company has agreed to in accordance with 45 CFR 164.522.

HIPAA Security Standards - Distribution Entity agree to comply with the HIPAA Security Standards, 45 CFR Parts 160, 162, and 164, with respect to any Electronic Protected Health Information, as defined in the HIPAA Security Standards, held by the Distribution Entity on behalf of the Insurance Company.

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Distribution Entity agree to implement administrative, physical, and technical safeguards that reasonably and appropriately protect the confidentiality, integrity, and availability of the Electronic Protected Health Information that it creates, receives, maintains, or transmits on behalf of the Insurance Company, as required in the HIPAA Security Standards.

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Distribution Entity agree to ensure that any sales representative, including a subcontractor, to whom it provides Electronic Protected Health Information, agrees to implement reasonable and appropriate safeguards to protect such information.

•	Distribution Entity agree to report to the Insurance Company any security incident under the HIPAA Security Standards of which it becomes aware.

Except as otherwise limited in the Agreement, Distribution Entity may use or disclose Protected Health Information to perform functions, activities, or services for, or on behalf of, Insurance Company as specified in the Agreement or Amendment provided that such use or disclosure would not violate the Privacy Rule if done by Insurance Company or the minimum necessary policies and procedures of the Insurance Company. Insurance Company has the right to amend the Agreement at any time with respect to permitted uses and disclosures by Distribution Entity.

Term. Upon termination of the Agreement, Distribution Entity will destroy or return to Insurance Company any Protected Health Information it holds in any form. This provision also applies to Protected Health Information that is in the possession of subcontractors or sales representatives of Distribution Entity. Distribution Entity will retain no copies of the Protected Health Information. If Distribution Entity reasonably can show that it is infeasible to return or destroy Protected Health Information, and the Insurance Company agrees, Distribution Entity must extend the protections under the Agreement to such Protected Health Information and only may further use or disclose such information for those purposes that make the return or destruction infeasible.

Lastly, the following general language amends the Agreement:

Any reference to the National Association of Securities Dealers (“NASD”) has been replaced with the following, Financial Industry Regulatory Authority (“FINRA”). Any reference to the NASD Conduct Rules has been replaces with the Conduct Rules.